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                                                                     EXHIBIT 1.a

            ONEOK/WESTERN RESOURCES ALLIANCE WINS FINAL APPROVAL
                          TRANSACTION CLOSES TODAY

         TULSA, Oklahoma -- ONEOK Inc. (NYSE: OKE), Tulsa, Oklahoma, and Western Resources, Inc. (NYSE: WRI), Topeka, Kansas, today announced the completion of their strategic alliance.

         The companies closed the transaction in which Western Resources contributed its natural gas assets in Kansas and Oklahoma to ONEOK in exchange for a percentage of equity ownership in ONEOK.

         The closing came after receiving the Securities and Exchange Commission's approval. The arrangement previously received the approval of both the Oklahoma and Kansas Corporation Commissions, ONEOK shareholders and the Federal Energy Regulatory Commission.

         ONEOK previously announced that it will operate the new distribution operations under the name of Kansas Gas Service. The business will serve more than 600,000 customers in Kansas and 36,000 customers in Oklahoma who formerly received natural gas from Western Resources' KPL and KGE operating companies. Kansas Gas Service will operate from headquarters located in Overland Park, Kansas. About 1,500 Western employees will transfer to the new company.

         "Our focus now is on serving our new customers," said ONEOK chairman of the board and chief executive officer, Larry Brummett. "We've all worked very hard to make this alliance happen, and we've been successful. We're equally committed to seeing that our customers continue to receive the kind of quality, low-cost natural gas service that they deserve."

         With the conclusion of this alliance, we have joined two great companies in a unique partnership." said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer. "We are confident this alliance will provide benefits for our customers, employees and shareholders."

         In accordance with the terms of the agreement with Western Resources, the ONEOK board of directors today also approved the appointment of two new directors. They are:

         o Howard R. Fricke, chairman of the board, president and chief executive officer, Security Benefit Group of Companies, Topeka, Kansas

         o Steven L. Kitchen, executive vice president and chief financial officer, Western Resources, Inc., Topeka, Kansas